Part I, Item 1. Financial Statements
 Introduction to the Condensed Combined Financial Statements
Rice Midstream Partners LP (“Rice Midstream Partners” or the “Partnership”), which closed its initial public offering (“IPO”) on December 22, 2014, is a Delaware limited partnership formed by Rice Energy Inc. (“Rice Energy”) in August 2014. References in these unaudited condensed combined financial statements to the Partnership, when used for periods prior to its IPO, refer to the Predecessor (as defined below). References in these unaudited condensed combined financial statements, when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. Additionally, as discussed below and in Note 2, the Partnership’s unaudited condensed combined financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets (defined below), as the transaction is accounted for as a combination of entities under common control. References in these unaudited condensed combined financial statements to Rice Energy refer collectively to Rice Energy and its consolidated subsidiaries, other than the Predecessor or the Partnership, as applicable.
Rice Poseidon Midstream LLC (“Rice Poseidon”) was formed in July 2013 to hold all of Rice Drilling B LLC’s (“Rice Drilling B”) wholly-owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. Rice Drilling B is a wholly-owned operating company of Rice Energy. At the time of the formation of Rice Poseidon, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania not included in Rice Poseidon and in which Rice Drilling B owned any interest were the natural gas gathering and water distribution assets (the “Alpha Assets”) of Alpha Shale Resources, LP (“Alpha Shale”), which are treated as having been acquired by the Predecessor upon Rice Drilling B’s acquisition of the remaining 50% interest in Alpha Shale from a third party in January 2014. Prior to the formation of Rice Poseidon, the assets of Rice Poseidon were held in various subsidiaries of Rice Drilling B.
The “Predecessor,” when discussing periods:

•	subsequent to the formation of Rice Poseidon in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon;

•
subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon taken together with the Alpha Assets; and

•
subsequent to April 17, 2014 up to December 22, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon, the Alpha Assets and the Momentum Assets (discussed below) from their respective dates of acquisition.

Subsequent to January 29, 2014, the Predecessor includes the Alpha Assets. Prior to January 29, 2014, Rice Energy and a third party each owned a 50% interest in Alpha Shale, a joint venture formed to own and develop natural gas acreage in the Marcellus shale, including the Alpha Assets. On January 29, 2014, in connection with the completion of its initial public offering, Rice Energy acquired the remaining 50% third-party interest in Alpha Shale.
In addition, on April 17, 2014, Rice Poseidon acquired natural gas gathering assets (the “Momentum Assets”) in eastern Washington and Greene Counties, Pennsylvania from M3 Appalachia Gathering LLC.
On November 4, 2015, the Partnership entered into a Purchase and Sale Agreement (the “Purchase Agreement”) by and between the Partnership and Rice Energy. Pursuant to terms of the Purchase Agreement, the Partnership acquired all of the outstanding limited liability company interests of Rice Water Services (PA) LLC (“PA Water”) and Rice Water Services (OH) LLC (“OH Water”), two wholly-owned indirect subsidiaries of Rice Energy that own and operate Rice Energy’s water services business with an effective date as of November 1, 2015. The acquired business includes Rice Energy’s Pennsylvania and Ohio fresh water distribution systems and related facilities that provide access to fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio (the “Water Assets”). Rice Energy has also granted the Partnership, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (defined in Note 10) and (ii) an option to purchase any water treatment facilities acquired by Rice Energy in such areas at Rice Energy’s acquisition cost (collectively, the “Option”).
The acquisition of the Water Assets is accounted for as a combination of entities under common control, and as such, our consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets. Our Predecessor included certain fresh water distribution assets and operations in Pennsylvania that were distributed to Rice Midstream Holdings LLC (“Rice Midstream Holdings”) concurrently with the closing of the Partnership’s IPO. These fresh water distribution assets are included as part of the Water Assets that were acquired on November 4, 2015, and as such, the historical results related to those operations are included for all periods presented.

Rice Midstream Partners LP
Condensed Combined Balance Sheets (1)
(Unaudited)

(in thousands)	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash	$23,882	$26,834
Accounts receivable	9,148	297
Accounts receivable - affiliate	430	2,049
Deposits, prepaid expenses and other	598	233
Total current assets	34,058	29,413

Property and equipment, net	545,648	323,871
Deferred financing costs, net	2,462	2,874
Goodwill	39,142	39,142
Intangible assets, net	46,568	47,791
Total assets	$667,878	$443,091

Liabilities and partners’ capital
Current liabilities:
Accounts payable	28,863	109
Accrued capital expenditures	35,115	7,502
Payable to affiliate	—	156
Other accrued liabilities	1,542	1,577
Total current liabilities	65,520	9,344

Long-term liabilities:
Long-term debt	72,000	—
Deferred tax liability	7,699	1,903
Other long-term liabilities	2,294	1,900
Total liabilities	147,513	13,147

Partners’ capital:
Parent net equity	113,486	36,594
Common units (28,753,623 issued and outstanding at September 30, 2015 and December 31, 2014)	450,600	442,451
Subordinated units (28,753,623 issued and outstanding at September 30, 2015 and December 31, 2014)	(43,721)	(49,101)
Total partners’ capital	520,365	429,944
Total liabilities and partners’ capital	$667,878	$443,091
(1) Financial statements for the periods presented have been retrospectively recast to reflect the acquisition of the Water Assets. See Note 2 for additional information.
The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Rice Midstream Partners LP
Condensed Combined Statements of Operations (1)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except unit data)	2015	2014	2015	2014
Operating revenues:
Affiliate	$23,947	$68	$72,289	$237
Third-party	6,128	1,552	12,857	2,842
Total operating revenues	30,075	1,620	85,146	3,079

Operating expenses:
Operation and maintenance expense	4,421	1,605	10,028	3,420
General and administrative expense (2)	4,137	1,501	10,322	8,732
Incentive unit (income) expense (3)	(75)	5,987	1,048	11,791
Equity compensation expense (4)	1,105	273	3,316	406
Depreciation expense	4,417	1,150	10,454	2,612
Amortization of intangible assets	407	408	1,223	748
Other (income) expense	(347)	—	492	—
Total operating expenses	14,065	10,924	36,883	27,709

Operating income (loss)	16,010	(9,304)	48,263	(24,630)
Other income	2	—	11	—
Interest expense (5)	(814)	(3,146)	(2,070)	(11,748)
Amortization of deferred finance costs	(144)	—	(432)	—
Income (loss) before income taxes	15,054	(12,450)	45,772	(36,378)
Income tax (expense) benefit	(1,794)	2,567	(5,796)	9,985
Net income (loss)	$13,260	$(9,883)	$39,976	$(26,393)

Calculation of limited partner interest in net income:
Net income	$13,260		$39,976
Less: Pre-acquisition net income allocated to general partner	990		6,306
Limited partner net income	$12,270		$33,670

Net income per limited partner unit:
Common units (basic)	$0.21		$0.59
Common units (diluted)	$0.21		$0.58
Subordinated units (basic and diluted)	$0.21		$0.59

Cash distributions declared per limited partner unit: (6)
Common units	$0.1935		$0.5715
Subordinated units	$0.1935		$0.5715

(1)	Financial statements for the periods presented have been retrospectively recast to reflect the acquisition of the Water Assets. See Note 2 for additional information.

(2)
General and administrative expenses include charges from Rice Energy of $3.6 million and $1.1 million for the three months ended September 30, 2015 and 2014, respectively, and $8.8 million and $6.2 million for the nine months ended September 30, 2015 and 2014, respectively.

(3)
Incentive unit expense was allocated from Rice Energy to the Partnership during the three and nine months ended September 30, 2014. In addition, incentive unit expense was allocated from Rice Energy to the Water Assets for the three and nine months ended September 30, 2014 and 2015.

(4)
Equity compensation expense includes stock compensation expense allocated by Rice Energy of $0.1 million and $0.4 million for the three and nine months ended September 30, 2015, respectively, and stock compensation expense allocated by Rice Energy of $0.3 million and $0.4 million for the three and nine months ended September 30, 2014, respectively.

(5)
Interest expense of $0.3 million and $0.7 million for the three and nine months ended September 30, 2015, respectively, and all interest expense for the three and nine months ended September 30, 2014 was allocated from Rice Energy.

(6)
Net income per limited partner unit is presented only for periods subsequent to the Partnership’s initial public offering and does not include results attributable to the Water Assets as these results are not attributable to limited partners of the Partnership.

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Rice Midstream Partners LP
Condensed Combined Statements of Cash Flows (1)
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2015	2014
Cash flows from operating activities:
Net income (loss)	$39,976	$(26,393)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	10,454	2,612
Amortization of intangibles	1,223	748
Amortization of deferred financing costs	432	—
Incentive unit expense	1,048	11,791
Equity compensation expense	3,316	406
Deferred income tax benefit	5,796	(9,985)
Changes in operating assets and liabilities:
Increase in accounts receivable and receivable from affiliate	(8,852)	(1,482)
Increase in prepaid expenses and other assets	(407)	(260)
Increase in accounts payable and payable to affiliate	3,764	341
Increase in accrued liabilities and other	280	1,821
Net cash provided by (used in) operating activities	57,030	(20,401)

Cash flows from investing activities:
Capital expenditures	(178,104)	(69,579)
Acquisition of Marcellus joint venture	—	(55,000)
Acquisition of Momentum assets	—	(111,448)
Net cash used in investing activities	(178,104)	(236,027)

Cash flows from financing activities:
Proceeds from borrowings	72,000	—
Costs related to IPO	(129)	—
Additions to deferred financing costs	(21)	(862)
Contributions from parent	69,182	258,339
Distribution to Rice Midstream Holdings	(11,456)	—
Distributions paid to unitholders	(11,454)	—
Net cash provided by financing activities	118,122	257,477

Net (decrease) increase in cash	(2,952)	1,049
Cash at the beginning of the year	26,834	148
Cash at the end of the period	$23,882	$1,197

(1)	Financial statements for the periods presented have been retrospectively recast to reflect the acquisition of the Water Assets. See Note 2 for additional information.
The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Rice Midstream Partners LP
Condensed Combined Statements of Partners’ Capital (1)
(Unaudited)

		Limited Partners
(in thousands)	Parent Net Equity	Common	Subordinated	Total
Balance, January 1, 2014	$66,622	$—	$—	$66,622
Contributions from parent	258,339	—	—	258,339
Tax impact of parent initial public offering	(15,909)	—	—	(15,909)
Incentive unit expense	11,791	—	—	11,791
Stock compensation expense	406	—	—	406
Net loss	(26,393)	—	—	(26,393)
Balance, September 30, 2014	$294,856	$—	$—	$294,856

Balance, January 1, 2015	$36,594	$442,451	$(49,101)	$429,944
Contribution from parent	69,182	—	—	69,182
Incentive unit expense	1,048	—	—	1,048
Stock compensation expense	356	—	—	356
Equity compensation	—	2,898	—	2,898
Offering costs related to the IPO	—	(129)	—	(129)
Distributions to unitholders	—	(11,455)	(11,455)	(22,910)
Pre-acquisition net income attributable to the general partner	6,306	—	—	6,306
Limited partner net income	—	16,835	16,835	33,670
Balance, September 30, 2015	$113,486	$450,600	$(43,721)	$520,365

(1)	Financial statements for the periods presented have been retrospectively recast to reflect the acquisition of the Water Assets. See Note 2 for additional information.
The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Rice Midstream Partners LP
Notes to Condensed Combined Financial Statements
(Unaudited)

1.	Basis of Presentation
The accompanying unaudited condensed combined financial statements of the Partnership have been prepared by the Partnership’s management in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. The unaudited condensed combined financial statements included herein contain all adjustments which are, in the opinion of management, necessary to present fairly the Partnership’s financial position as of September 30, 2015 and December 31, 2014 and its unaudited condensed combined statements of operations for the three and nine months ended September 30, 2015 and 2014 and cash flows for the nine months ended September 30, 2015 and 2014.
For periods prior to December 22, 2014, those condensed combined financial statements have been prepared from the separate records maintained by Rice Energy and may not necessarily be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods prior to the Partnership’s IPO. Because a direct ownership relationship did not exist among the businesses comprising the Predecessor, the net investment in the Predecessor is shown as parent net equity in the condensed combined financial statements. Subsequent to the Partnership’s IPO, the unaudited condensed combined financial statements include the accounts of the Partnership and its subsidiaries, Rice Midstream OpCo LLC (“Rice Midstream OpCo”) and Rice Poseidon. Transactions between the Partnership and Rice Energy have been identified in the unaudited condensed combined financial statements as transactions between related parties.
Our unaudited condensed combined financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets, which were acquired on November 4, 2015, with an effective date of November 1, 2015, as the transaction is accounted for as a combination of entities under common control. Our Predecessor included certain fresh water distribution assets and operations in Pennsylvania that were distributed to Rice Midstream Holdings concurrently with the closing of the Partnership’s IPO. These fresh water distribution assets are included as part of the Water Assets that were acquired on November 4, 2015, and as such, the historical results related to those operations are included for all periods presented.
2. Acquisitions
On November 4, 2015, the Partnership entered into the Purchase Agreement by and between the Partnership and Rice Energy, pursuant to which the Partnership acquired the Water Assets and the Option. In consideration for the acquisition of the Water Assets and the Option, the Partnership paid Rice Energy $200.0 million in cash plus an additional amount, if certain of the conveyed systems’ capacities increase by 5.0 MMgal/d on or prior to December 31, 2017, equal to $25.0 million less the capital expenditures expended by the Partnership to achieve such increase, in accordance with the terms of the Purchase Agreement. The Partnership funded the consideration with borrowings under the Partnership’s revolving credit facility. The acquisition of the Water Assets is accounted for as a combination of entities under common control.

The historical condensed combined statements of operations of the Partnership for the three and nine months ended September 30, 2015 and 2014 have been retrospectively recast to include the historical results of the Water Assets, as presented below:

		(Unaudited)
	Three Months Ended September 30, 2015
(in thousands)	Previously Reported	Water Assets	As Recast
Operating revenues:
Affiliate	$15,578	$8,369	$23,947
Third-party	4,564	1,564	6,128
Total operating revenues	20,142	9,933	30,075

Operating expenses:
Operation and maintenance expense	1,727	2,694	4,421
General and administrative expense	2,828	1,309	4,137
Incentive unit income	—	(75)	(75)
Equity compensation expense	961	144	1,105
Depreciation expense	1,597	2,820	4,417
Amortization of intangible assets	407	—	407
Other operating income	(347)	—	(347)
Total operating expenses	7,173	6,892	14,065

Operating income	12,969	3,041	16,010
Other income	2	—	2
Interest expense	(557)	(257)	(814)
Amortization of deferred financing costs	(144)	—	(144)
Income before income taxes	12,270	2,784	15,054
Income tax expense	—	(1,794)	(1,794)
Net income	$12,270	$990	$13,260

		(Unaudited)
	Three Months Ended September 30, 2014
(in thousands)	Previously Reported	Water Assets	As Recast
Operating revenues:
Affiliate	$68	$—	$68
Third-party	1,552	—	1,552
Total operating revenues	1,620	—	1,620

Operating expenses:
Operation and maintenance expense	1,495	110	1,605
General and administrative expense	1,115	386	1,501
Incentive unit expense	5,878	109	5,987
Equity compensation expense	260	13	273
Depreciation expense	955	195	1,150
Amortization of intangible assets	408	—	408
Total operating expenses	10,111	813	10,924

Operating loss	(8,491)	(813)	(9,304)
Interest expense	(2,744)	(402)	(3,146)
Loss before income taxes	(11,235)	(1,215)	(12,450)
Income tax benefit	2,119	448	2,567
Net loss from continuing operations	(9,116)	(767)	(9,883)
Discontinued operations, net of tax	(1,630)	1,630	—
Net (loss) income	$(10,746)	$863	$(9,883)

		(Unaudited)
	Nine Months Ended September 30, 2015
(in thousands)	Previously Reported	Water Assets	As Recast
Operating revenues:
Affiliate	$44,745	$27,544	$72,289
Third-party	11,294	1,563	12,857
Total operating revenues	56,039	29,107	85,146

Operating expenses:
Operation and maintenance expense	3,985	6,043	10,028
General and administrative expense	7,344	2,978	10,322
Incentive unit expense	—	1,048	1,048
Equity compensation expense	2,960	356	3,316
Depreciation expense	4,531	5,923	10,454
Amortization of intangible assets	1,223	—	1,223
Other operating expense	492	—	492
Total operating expenses	20,535	16,348	36,883

Operating income	35,504	12,759	48,263
Other income	6	5	11
Interest expense	(1,408)	(662)	(2,070)
Amortization of deferred financing costs	(432)	—	(432)
Income before income taxes	33,670	12,102	45,772
Income tax expense	—	(5,796)	(5,796)
Net income	$33,670	$6,306	$39,976

		(Unaudited)
	Nine Months Ended September 30, 2014
(in thousands)	Previously Reported	Water Assets	As Recast
Operating revenues:
Affiliate	$237	$—	$237
Third-party	2,842	—	2,842
Total operating revenues	3,079	—	3,079

Operating expenses:
Operation and maintenance expense	2,863	557	3,420
General and administrative expense	7,791	941	8,732
Incentive unit expense	10,526	1,265	11,791
Equity compensation expense	378	28	406
Depreciation expense	1,851	761	2,612
Amortization of intangible assets	748	—	748
Total operating expenses	24,157	3,552	27,709

Operating loss	(21,078)	(3,552)	(24,630)
Interest expense	(10,502)	(1,246)	(11,748)
Loss before income taxes	(31,580)	(4,798)	(36,378)
Income tax benefit	8,531	1,454	9,985
Net loss from continuing operations	(23,049)	(3,344)	(26,393)
Discontinued operations, net of tax	(3,036)	3,036	—
Net loss	$(26,085)	$(308)	$(26,393)

The historical condensed combined balance sheets of the Partnership as of September 30, 2015 and December 31, 2014 have been retrospectively recast to include the historical results of the Water Assets, as presented below.

		(Unaudited)
	September 30, 2015
(in thousands)	Previously Reported	Water Assets	As Recast
Assets
Current assets:
Cash	$18,961	$4,921	$23,882
Accounts receivable	7,229	1,919	9,148
Accounts receivable - affiliate	4,592	(4,162)	430
Deposits, prepaid expenses and other	271	327	598
Total current assets	31,053	3,005	34,058

Property and equipment, net	408,074	137,574	545,648
Deferred financing costs, net	2,462	—	2,462
Goodwill	39,142	—	39,142
Intangible assets, net	46,568	—	46,568
Total assets	$527,299	$140,579	$667,878

Liabilities and partners’ capital
Current liabilities:
Accounts payable	25,278	3,585	28,863
Accrued capital expenditures	21,974	13,141	35,115
Other accrued liabilities	1,106	436	1,542
Total current liabilities	48,358	17,162	65,520

Long-term liabilities:
Long term debt	72,000	—	72,000
Deferred tax liabilities	—	7,699	7,699
Other long-term liabilities	62	2,232	2,294
Total liabilities	120,420	27,093	147,513

Partners’ capital	406,879	—	406,879
Parent net equity	—	113,486	113,486
Total liabilities and partners’ capital	$527,299	$140,579	$667,878

	December 31, 2014
(in thousands)	Previously Reported	Water Assets	As Recast
Assets
Current assets:
Cash	$26,832	$2	$26,834
Accounts receivable	297	—	297
Accounts receivable - affiliate	2,049	—	2,049
Prepaid expenses and other	32	—	32
Deposits	201	—	201
Total current assets	29,411	2	29,413

Property and equipment, net	280,077	43,794	323,871
Deferred financing costs, net	2,874	—	2,874
Goodwill	39,142	—	39,142
Intangible assets, net	47,791	—	47,791
Total assets	$399,295	$43,796	$443,091

Liabilities and partners’ capital
Current liabilities:
Accounts payable	109	—	109
Accrued capital expenditures	4,103	3,399	7,502
Payable to affiliate	156	—	156
Other accrued liabilities	1,577	—	1,577
Total current liabilities	5,945	3,399	9,344

Long-term liabilities:
Deferred tax liabilities	—	1,903	1,903
Asset retirement obligations	—	1,900	1,900
Total liabilities	5,945	7,202	13,147

Partners’ capital:	393,350	—	393,350
Parent net equity	—	36,594	36,594
Total liabilities and partners’ capital	$399,295	$43,796	$443,091

3.	Long-Term Debt
On December 22, 2014, Rice Midstream OpCo entered into a revolving credit agreement (the “revolving credit facility”) with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders with a maximum credit amount of $450.0 million with an additional $200.0 million of commitments available under an accordion feature subject to lender approval. The credit facility provides for a letter of credit sublimit of $50.0 million. As of September 30, 2015, Rice Midstream OpCo had $72.0 million of borrowings outstanding and no letters of credit under this facility. The revolving credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes. The Partnership is the guarantor of the obligations under the revolving credit facility, which matures on December 22, 2019.
Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. The Partnership has a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 175 to 275 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the leverage ratio then in effect. The carrying amount of the revolving credit facility is comprised of borrowings for which interest accrues under a fluctuating interest rate structure. Accordingly, the carrying value approximates fair value as of September 30, 2015 and represents a Level 2 measurement. The Partnership also pays a commitment fee based on the undrawn commitment amount ranging from 35 to 50 basis points.
The revolving credit facility is secured by mortgages and other security interests on substantially all of its properties and guarantees from the Partnership and its restricted subsidiaries.
The revolving credit facility limits the Partnership’s ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

The revolving credit facility also requires the Partnership to maintain the following financial ratios:

•
an interest coverage ratio, which is the ratio of the Partnership’s consolidated EBITDA (as defined within the revolving credit facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•
a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•
if the Partnership elects to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

The Partnership was in compliance with such covenants and ratios effective as of September 30, 2015.
Interest paid in cash was approximately $0.6 million and $1.0 million for the three and nine months ended September 30, 2015, respectively.

4.	Commitments and Contingencies
Lease Obligations
The Partnership has lease obligations for compression equipment under existing contracts with third parties. Rent expense included in operation and maintenance expense for the three and nine months ended September 30, 2015 was $0.4 million and $1.3 million, respectively, and for the three and nine months ended September 30, 2014 was $0.2 million and $0.4 million, respectively. Future payments for this equipment as of September 30, 2015 totaled $5.7 million (2015-$0.4 million, 2016-$1.6 million, 2017-$0.9 million, 2018-$0.9 million, 2019-$0.9 million and thereafter-$1.0 million).
Environmental Obligations
The Partnership is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. The Partnership believes there are currently no such regulatory or environmental matters that will have a material adverse effect on its results of operations, cash flows or financial position.

5.	Partners’ Capital
On December 22, 2014, the Partnership completed an underwritten IPO of 28,750,000 common units representing limited partner interests in the Partnership. Rice Energy retained a 50% equity interest in the Partnership, consisting of 3,623 common units and 28,753,623 subordinated units. Concurrent with the IPO, Rice Energy contributed to the Partnership 100% of Rice Poseidon. A wholly-owned subsidiary of Rice Energy serves as the general partner of the Partnership.

The Partnership received cash proceeds, net of issuance costs, of approximately $444.1 million upon the closing of the IPO. Approximately $414.4 million of the proceeds were distributed to Rice Energy, $25.0 million were used by the Partnership to fund 2015 expansion capital expenditures, approximately $2.0 million were used to pay expenses of the IPO and $2.7 million were used by the Partnership to pay origination fees associated with the credit agreement entered into by the Partnership at the closing of the IPO.

6.	Phantom Unit Awards
In connection with the closing of the IPO, the Partnership’s general partner granted phantom unit awards under the Rice Midstream Partners LP 2014 Long Term Incentive Plan (the “LTIP”) to certain non-employee directors of the Partnership and executive officers and employees of Rice Energy. The Partnership recorded $1.0 million and $3.0 million of equity compensation expense related to these awards in the three and nine months ended September 30, 2015, respectively. Total unrecognized compensation expense expected to be recognized over the remaining vesting periods as of September 30, 2015 is $3.8 million for these awards. See Note 10 for a discussion of Rice Energy’s allocation of expense related to its stock compensation plans prior to the IPO.

7.	Net Income per Limited Partner Unit and Cash Distributions
The Partnership’s net income is allocated to the limited partners, including subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving effect to the incentive distribution rights held by Rice Midstream Holdings LLC, a wholly-owned subsidiary of Rice Energy (“Rice Midstream Holdings”). The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to cash available for distribution for the period. The Partnership’s net income allocable to the limited partners is allocated between common and subordinated unitholders by applying the provisions of the Partnership’s partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Any common units issued during the period are included on a weighted-average basis for the days in which they were outstanding. Net income attributable to the Water Assets for the periods prior to their acquisition was not allocated to the limited partners for purposes of calculating net income per limited partner unit as these results are not attributable to limited partners of the Partnership.
Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the LTIP, were exercised, settled or converted into common units. When it is determined that potential common units should be included in diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method.

The following table presents Partnership’s calculation of net income per limited partner unit for common and subordinated limited partner units. Net income attributable to the periods prior to the IPO and to the Water Assets for periods prior to their acquisition on November 4, 2015 are not allocated to the limited partners for purposes of calculating net income per limited partner unit.

(in thousands, except unit data)	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Net income	$13,260	$39,976
Less: Pre-acquisition net income allocated to general partner (1)	990	6,306
Limited partner net income	$12,270	$33,670

Net income allocable to common units	$6,135	$16,835
Net income allocable to subordinated units	6,135	16,835
Limited partner net income	$12,270	$33,670

Weighted-average limited partner units outstanding - basic:
Common units	28,753,623	28,753,623
Subordinated units	28,753,623	28,753,623
Total	57,507,246	57,507,246

Weighted-average limited partner units outstanding - diluted:
Common units (2)	28,899,075	28,844,202
Subordinated units	28,753,623	28,753,623
Total	57,652,698	57,597,825

Net income per limited partner unit - basic:
Common units	$0.21	$0.59
Subordinated units	0.21	0.59
Total	$0.21	$0.59

Net income per limited partner unit - diluted:
Common units	$0.21	$0.58
Subordinated units (3)	0.21	0.59
Total	$0.21	$0.58

Cash distributions declared per limited partner unit: (4)
Common units	$0.1935	$0.5715
Subordinated units	0.1935	0.5715
Total	$0.1935	$0.5715
(1) Pre-acquisition net loss allocated to the general partner relates to operations of the Water Assets for periods prior to their acquisition on November 4, 2015.

(2)	Diluted weighted-average limited partner common units includes the effect of 145,452 and 90,579 units for the three and nine months ended September 30, 2015, respectively, related to phantom units.

(3)
Diluted net income per limited partner unit is presented as if all earnings for the period had been distributed, and while it appears that more income is allocated to the subordinated unit holders than the common unitholders based on the dilution of the common units from the LTIP for the three and nine months ended September 30, 2015, our partnership agreement prevents us from making a distribution to the subordinated unitholders in excess of those to the common unitholders.

(4)	See Note 12 for further discussion of cash distributions declared for the period presented.

Subordinated Units
Rice Midstream Holdings owns all of the Partnership’s subordinated units. The principal difference between the Partnership’s common units and subordinated units is that, for any quarter during the “subordination period,” holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, each outstanding subordinated unit will convert into one common unit, which will then participate pro rata with the other common units in distributions.
Incentive Distribution Rights
All of the incentive distribution rights are held by Rice Midstream Holdings. Incentive distribution rights represent the right to receive increasing percentages (15%, 25% and 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels (described below) have been achieved.
For any quarter in which the Partnership has distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum distribution, then the Partnership will distribute any additional available cash from operating surplus for that quarter among the unitholders and the incentive distribution rights holders within 60 days after the end of each quarter in the following manner:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit	Unitholders	Incentive Distribution Rights Holders
Minimum Quarterly Distribution	$0.1875	100%	—%
First Target Distribution	above $0.1875 up to $0.2156	100%	—%
Second Target Distribution	above $0.2156 up to $0.2344	85%	15%
Third Target Distribution	above $0.2344 up to $0.2813	75%	25%
Thereafter	above $0.2813	50%	50%
On August 13, 2015, a cash distribution of $0.1905 per common and subordinated unit was paid to the Partnership’s unitholders related to the second quarter of 2015. On October 23, 2015, the Board of Directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders for the third quarter of 2015 of $0.1935 per common and subordinated unit. The cash distribution was paid on November 12, 2015 to unitholders of record at the close of business on November 3, 2015.

8.	Financial Information by Business Segment
The Partnership operates in two business segments: (i) gathering and compression and (ii) water services. The gathering and compression segment provides natural gas gathering and compression services for Rice Energy and third parties in the Appalachian Basin. The water services segment is engaged in the provision of water services to support well completion activities and to collect and recycle or dispose of flowback and produced water for Rice Energy and third parties in the Appalachian Basin.
Business segments are evaluated for their contribution to the Partnership’s combined results based on operating income, which is defined as segment operating revenues less expenses. Other income and expenses, interest and income taxes are managed on a consolidated basis. The segment accounting policies are the same as those described in Note 1 to the Partnership’s Combined Financial Statements for the year ended December 31, 2014 contained in its 2014 Annual Report.

	Three months ended September 30, 2015
(in thousands)	Gathering and Compression	Water Services	Combined Total
Operating revenues:
Affiliate	$15,578	$8,369	$23,947
Third-party	4,564	1,564	6,128
Total operating revenues	20,142	9,933	30,075

Operating expenses:
Operation and maintenance expense	1,727	2,694	4,421
General and administrative expense	2,828	1,309	4,137
Incentive unit income	—	(75)	(75)
Equity compensation expense	961	144	1,105
Depreciation expense	1,597	2,820	4,417
Amortization of intangible assets	407	—	407
Other operating income	(347)	—	(347)
Total operating expenses	7,173	6,892	14,065

Operating income	$12,969	$3,041	$16,010

Capital expenditures for segment assets	$44,544	$23,759	$68,303

	Three Months Ended September 30, 2014
(in thousands)	Gathering and Compression	Water Services	Combined Total
Operating revenues:
Affiliate	$68	$—	$68
Third-party	1,552	—	1,552
Total operating revenues	1,620	—	1,620

Operating expenses:
Operation and maintenance expense	1,495	110	1,605
General and administrative expense	1,115	386	1,501
Incentive unit expense	5,878	109	5,987
Equity compensation expense	260	13	273
Depreciation expense	955	195	1,150
Amortization of intangible assets	408	—	408
Total operating expenses	10,111	813	10,924

Operating loss	$(8,491)	$(813)	$(9,304)

Capital expenditures for segment assets	$23,005	$5,786	$28,791

	Nine Months Ended September 30, 2015
(in thousands)	Gathering and Compression	Water Services	Combined Total
Operating revenues:
Affiliate	$44,745	$27,544	$72,289
Third-party	11,294	1,563	12,857
Total operating revenues	56,039	29,107	85,146

Operating expenses:
Operation and maintenance expense	3,985	6,043	10,028
General and administrative expense	7,344	2,978	10,322
Incentive unit expense	—	1,048	1,048
Equity compensation expense	2,960	356	3,316
Depreciation expense	4,531	5,923	10,454
Amortization of intangible assets	1,223	—	1,223
Other operating expense	492	—	492
Total operating expenses	20,535	16,348	36,883

Operating income	$35,504	$12,759	$48,263

Capital expenditures for segment assets	$91,451	$86,653	$178,104

	Nine Months Ended September 30, 2014
(in thousands)	Gathering and Compression	Water Services	Combined Total
Operating revenues:
Affiliate	$237	$—	$237
Third-party	2,842	—	2,842
Total operating revenues	3,079	—	3,079

Operating expenses:
Operation and maintenance expense	2,863	557	3,420
General and administrative expense	7,791	941	8,732
Incentive unit expense	10,526	1,265	11,791
Equity compensation expense	378	28	406
Depreciation expense	1,851	761	2,612
Amortization of intangible assets	748	—	748
Total operating expenses	24,157	3,552	27,709

Operating loss	$(21,078)	$(3,552)	$(24,630)

Capital expenditures for segment assets	$62,944	$6,635	$69,579

	As of September 30, 2015
(in thousands)	Gathering and Compression	Water Services	Combined Total
Segment assets	$527,299	$140,579	$667,878
Goodwill	$39,142	$—	$39,142

	As of December 31, 2014
(in thousands)	Gathering and Compression	Water Services	Combined Total
Segment assets	$399,295	$43,796	$443,091
Goodwill	$39,142	$—	$39,142

9.	Income Taxes
The Partnership is not subject to federal and state income taxes as a result of its limited partner structure. For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated by the Partnership flow through to the unitholders. As such, the Partnership does not record a provision for income taxes in the current period. Prior to the IPO, the Partnership’s income was included as part of Rice Energy’s consolidated federal tax return. The Partnership did not report any income tax benefit or expense for periods prior to January 29, 2014, which was the date of Rice Energy’s initial public offering, because Rice Energy’s accounting predecessor was a limited liability company that was not subject to federal income tax. For the period beginning January 29, 2014 and ending December 21, 2014, Rice Energy allocated an income tax benefit to the Predecessor.
Prior to the acquisition of the Water Assets, the operations of the Water Assets were subject to income taxes and were included as part of Rice Energy’s consolidated federal tax return. Accordingly, the income tax effects associated with the operations of the Water Assets continued to be subject to income taxes until the Water Assets were acquired by the Partnership. Due to the Partnership’s status for U.S. federal and state income tax purposes, net current and deferred income tax liabilities of the Water Assets will be eliminated through equity for periods following the effective date of their acquisition by the Partnership on November 1, 2015. Tax expense of $1.8 million and $5.8 million for the three and nine months ended September 30, 2015, respectively, is recorded in the combined financial statements, resulting in an effective tax rate of approximately 11.91% and 12.66%, for the three and nine months ended September 30, 2015, respectively. A tax benefit of $2.6 million and $10.0 million was recorded in the combined financial statements for the three and nine months ended September 30, 2014, respectively, resulting in an effective tax rate of approximately 20.62% and 27.45% for the three and nine months ended September 30, 2014, respectively.

10.	Related Party Transactions
In the ordinary course of business, the Partnership has transactions with affiliated companies. During the nine months ended September 30, 2015 and 2014, related parties included Rice Energy and certain of its subsidiaries. Prior to the IPO, the push-down impact of the transactions were recorded in the combined statements of operations, and although no cash settlement occurred, all transactions with Rice Energy and its subsidiaries were recorded in parent net equity. Upon completion of the IPO, the Partnership entered into an omnibus agreement (the “Omnibus Agreement”) with its general partner, Rice Energy, Rice Poseidon and Rice Midstream Holdings. Pursuant to the Omnibus Agreement, Rice Energy performs centralized corporate and general and administrative services for the Partnership, such as financial and administrative, information technology, legal, health, safety and environmental, human resources, procurement, engineering, business development, investor relations, insurance and tax. In exchange, the Partnership reimburses Rice Energy for the expenses incurred in providing these services, except for any expenses associated with Rice Energy’s long-term incentive programs as these are not expenses of the Partnership subsequent to the IPO.
The expenses for which the Partnership reimburses Rice Energy and its subsidiaries related to corporate and general and administrative services may not necessarily reflect the actual expenses that the Partnership would incur on a stand-alone basis. The Partnership is unable to estimate what the costs would have been with an unrelated third party.
Also upon completion of the IPO, the Partnership entered into a 15 year, fixed-fee gas gathering and compression agreement (the “Gas Gathering and Compression Agreement”) with Rice Drilling B and Alpha Shale, pursuant to which the Partnership gathers Rice Energy’s natural gas and provides compression services on the Partnership’s gathering systems located in Washington County and Greene County, Pennsylvania. Pursuant to the Gas Gathering and Compression Agreement, the Partnership will charge Rice Energy a gathering fee of $0.30 per Dth and a compression fee of $0.07 per Dth per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. The Gas Gathering and Compression Agreement covers substantially all of Rice Energy’s acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of September 30, 2015 and any future acreage it acquires within these counties, other than 19,000 gross acres subject to a pre-existing third-party dedication.
In connection with the closing of the acquisition of the Water Assets on November 4, 2015, we entered into Amended and Restated Water Services Agreements (the “Water Services Agreements”) with Rice Energy, whereby we have agreed to provide certain fluid handling services to Rice Energy, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water for Rice Energy within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the Water Services Agreements is until December 22, 2029 and from month to month thereafter. Under the agreements, Rice Energy will pay the Partnership (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by us, plus a 2% margin.
During the nine months ended September 30, 2014, Rice Energy granted stock compensation awards to certain non-employee directors and employees. The awards consisted of restricted stock units, which vest upon the passage of time, and performance stock units, which vest based upon attainment of specified performance criteria. Stock compensation expense related to these awards allocated to the Partnership based on its estimate of the expense attributable to its operations, prior to the IPO, was $0.3 million and $0.4 million for the three and nine months ended September 30, 2014, respectively. Additionally, stock compensation expense of $0.1 million and $0.4 million was allocated to the Water Assets by Rice Energy for the three and nine months ended September 30, 2015, respectively, and $13.1 thousand and $27.6 thousand was allocated to the Water Assets by Rice Energy for the three and nine months ended September 30, 2014, respectively. For periods subsequent to the IPO, no stock compensation expense has been allocated to the Partnership by Rice Energy. However, equity compensation expense includes amounts allocated to the Water Assets by Rice Energy for periods subsequent to the Partnership’s IPO through the acquisition date. See Note 6 for a discussion of the Partnership’s equity compensation expense subsequent to the its IPO.
Prior to Rice Energy’s initial public offering on January 29, 2014, the only long-term incentives offered to certain executives and employees were through grants of incentive units, which were profits interests representing an interest in the future profits (once a certain level of proceeds has been generated) of Rice Energy’s predecessor parent entity Rice Energy Appalachia, LLC (“REA”) and granted pursuant to the limited liability company agreement of REA. The compensation expense recognized in these unaudited condensed combined financial statements is a non-cash charge, with the settlement obligation resting on NGP Rice Holdings, LLC (“NGP Holdings”) and Rice Energy Holdings LLC (“Rice Holdings”). Payments on the incentive units will be made by Rice Holdings and NGP Holdings and not by Rice Energy or the Partnership, and as such, are not dilutive to Rice Energy or the Partnership. Incentive unit expense allocated to the Partnership based on its estimate of the expense attributable to its operations was $5.9 million and $10.5 million for the three and nine months ended September 30, 2014, respectively. Additionally, incentive unit (income) expense allocated to the Water Assets by Rice Energy was $0.1 million and $1.0 million for the three and nine months ended September 30, 2015, respectively, and $0.1 million and $1.3 million for the three and nine months ended September 30, 2014, respectively. No expense was recognized prior to Rice Energy’s initial public offering as the performance conditions related to the incentive units were deemed not probable of occurring. For periods subsequent to the Partnership’s IPO, no incentive unit expense has been allocated to the Partnership by Rice Energy. However, incentive unit expense includes amounts allocated to the Water Assets from Rice Energy for periods subsequent to the Partnership’s IPO through the acquisition date.

11.	New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”), No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. Additionally, ASU 2014-09 will reduce the number of requirements which an entity must consider in recognizing revenue, as this update will replace multiple locations for guidance. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year. ASU 2014-09 will now be effective for annual reporting periods beginning after December 15, 2017 and should be applied retrospectively. Early application is permitted only for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The Partnership has not yet selected a transition method and is currently evaluating the standard and the impact on its combined financial statements and footnote disclosures.
In February 2015, the FASB issued ASU, 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for periods beginning after December 15, 2015 with early adoption permitted. The Partnership is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements.
In April 2015, the FASB issued ASU, 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplification of Debt Issuance Costs.” ASU 2015-03 was issued to simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. ASU 2015-03 is effective for periods beginning after December 15, 2015 with early adoption permitted. In August 2015, the FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.” ASU 2015-15 clarifies the guidance in ASU 2015-03 regarding presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The SEC staff announced they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Partnership is currently evaluating the impact of the provisions of ASU 2015-03 and ASU 2015-15.
In April 2015, the FASB issued ASU, 2015-06, “Earnings Per Share (Topic 260): Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions.” ASU 2015-6 was issued to clarify the process for updating historical earnings per unit disclosures under the two-class method when a drop-down transaction occurs between entities under common control. ASU 2015-06 is effective for periods beginning after December 15, 2015.  The guidance should be applied retrospectively and early adoption is permitted. The Partnership is currently evaluating the impact of the guidance on its combined financial statements.
In September 2015, the FASB issued ASU, 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.” ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 is effective for periods beginning after December 15, 2015 with early adoption permitted. The Partnership is currently evaluating the impact of the provisions of ASU 2015-16.

12.	Subsequent Events
On October 23, 2015, the Board of Directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders for the third quarter of 2015 of $0.1935 per common and subordinated unit. The cash distribution was paid on November 12, 2015 to unitholders of record at the close of business on November 3, 2015.
On November 4, 2015, the Partnership entered into the Purchase Agreement by and between the Partnership and Rice Energy, pursuant to which the Partnership acquired the Water Assets and the Option. In consideration for the acquisition of the Water Assets and the receipt of the Option, the Partnership paid Rice Energy $200.0 million in cash plus an additional amount, if certain of the conveyed systems’ capacities increase by 5.0 MMgal/d on or prior to December 31, 2017, equal to $25.0 million less the capital expenditures expended by the Partnership to achieve such increase, in accordance with the terms of the Purchase Agreement. The Partnership funded the consideration with borrowings under the Partnership’s revolving credit facility. The acquisition is accounted for as a combination of entities under common control at historical cost.
In connection with the closing of the acquisition of the Water Assets, on November 4, 2015, Rice Energy entered into the Water Services Agreements with PA Water and OH Water, respectively, whereby PA Water and OH Water, as applicable, have agreed to provide certain fluid handling services to Rice Energy, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback, produced water and other fluids for Rice within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the Water Services Agreements is until December 22, 2029 and from month to month thereafter. Under the agreements, Rice Energy will pay (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by PA Water and OH Water, plus a 2% margin.
In addition, on November 4, 2015, the Partnership entered into a Common Unit Purchase Agreement with certain institutional investors to sell 13,409,961 common units in a private placement for gross proceeds of approximately $175.0 million (the “Private Placement”). The Private Placement closed on November 10, 2015. The Partnership used the proceeds of the Private Placement to repay a portion of the borrowings under the Partnership’s credit facility. As of November 13, 2015, after giving effect to the acquisition of the Water Assets, expansion capital expenditures and the Private Placement proceeds, the Partnership had $122.0 million of borrowings outstanding under its revolving credit facility.

Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the unaudited condensed combined financial statements and related notes appearing elsewhere in this report. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Also, please read the risk factors and other cautionary statements described under the heading “Item 1A.—Risk Factors” included elsewhere in this report. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. For more information, please refer to the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015, and the Current Report on Form 8-K dated November 13, 2015. Additionally, as discussed below, our combined financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets (defined below), which were acquired on November 4, 2015, as the transaction is accounted for as a combination of entities under common control.
Overview
We are a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian Basin. Our assets consist of natural gas gathering, compression and water services assets servicing high quality producers in the rapidly developing dry gas core of the Marcellus and Utica Shales. We provide our services under long-term, fee-based contracts, primarily to Rice Energy in one of its core operating areas. We believe that our strategically located assets, high quality customers and relationship with Rice Energy position us to become a leading midstream energy company in the Appalachian Basin.
We operate in two business segments: (i) gathering and compression and (ii) water services. The gathering and compression segment provides natural gas gathering and compression services for Rice Energy and third parties in the Appalachian Basin. The water services segment is engaged in the provision of water services to support well completion activities and to collect and recycle or dispose of flowback and produced water for Rice Energy and third parties in the Appalachian Basin.
Our Operations
Gas Gathering and Compression
Our assets are located within highly-concentrated acreage positions in the dry gas core of the Marcellus Shale and, as of September 30, 2015, consisted of a 2.8 MMDth/d high-pressure dry gas gathering system and associated compression in Washington County, Pennsylvania and a 840 MDth/d high-pressure dry gas gathering system in Greene County, Pennsylvania. The dry gas core of the Marcellus Shale in southwestern Pennsylvania is characterized by a combination of low development cost, consistently high production volumes and access to multiple takeaway pipelines.
We contract with Rice Energy and other producers to gather natural gas from wells and well pads located in our dedicated areas and/or near our gathering systems. The natural gas that we gather generally requires no processing or treating prior to delivery into interstate takeaway pipelines, and as of September 30, 2015, required only minimal compression. Over time, we expect to provide associated compression services on our gathering systems to Rice Energy and third parties.
We generate all of our gas gathering and compression revenues pursuant to long-term, fixed-fee contracts with Rice Energy and other leading Appalachian Basin producers. We generate revenue primarily by charging fixed fees for volumes of natural gas that we gather and compress through our systems. Our assets have been sized to accommodate the projected future production growth of Rice Energy and third parties, as well as to allow us to pursue volumes from additional third parties.

The following provides a summary of the key terms of our gas gathering and compression agreements as of September 30, 2015.

	Remaining Term (Years)	Gathering Fee	Compression Fee (1)	Escalation /Adjustment Mechanism (2)	Dedicated Area
Rice Energy	15	$0.30 / Dth	$0.07 / stage / Dth	Yes	Washington and Greene Counties (3)
Third Parties (4)	10	$0.44 / Dth (5)	$0.06 / Dth	Yes	66,000 acres in Washington County

(1)
Compression fees under our gas gathering and compression agreements are typically derived on a per stage basis. However, under certain of our third-party agreements, the per stage fees charged for compression varies depending on line pressure as opposed to being a flat fee per stage and can include dehydration fees.

(2)	The gathering and compression fees we receive under our gathering and compression agreements will be annually escalated based upon changes in the Consumer Price Index (“CPI”).

(3)
The dedicated area from Rice Energy excludes certain production from an area roughly encompassing three townships in southwestern Greene County under an existing dedication to a third party in which Rice Energy owned approximately 19,000 gross acres as of September 30, 2015.

(4)
Amounts shown for third parties represent weighted averages based on historical throughput in the case of remaining term and gathering fee (based on the year ended September 30, 2015), and in the case of dedications, aggregate acres.

(5)
Certain of our existing third-party contracts provided for an increase in the gathering fee we receive for gathering volumes upon the completion of construction of an 18-mile, 30-inch gathering pipeline connecting our gathering system in northern Washington County to TETCO, which was completed in November 2014. Prior to December 1, 2014, the weighted average fee was $0.31/Dth.

As we do not take ownership of the natural gas we gather and compress, we generally do not have direct exposure to fluctuations in commodity prices and basis differentials. However, we have indirect exposure to commodity prices and basis differentials in that persistently low realized sales prices by our customers may cause them to delay drilling or shut-in production, which would reduce the volumes of natural gas available for gathering and compression on our systems. Please read “Item 3.—Quantitative and Qualitative Disclosures about Market Risk.”
Water Services
On November 4, 2015, we entered into a Purchase and Sale Agreement (the “Purchase Agreement”) by and between the Partnership and Rice Energy. Pursuant to the terms of the Purchase Agreement, we acquired from Rice Energy all of the outstanding limited liability company interests of Rice Water Services (PA) LLC (“PA Water”) and Rice Water Services (OH) LLC (“OH Water”), two wholly-owned indirect subsidiaries of Rice Energy that own and operate Rice Energy’s water services business. The acquired business includes Rice Energy’s Pennsylvania and Ohio fresh water distribution systems and related facilities that provide access to 15.9 million MMgal/d of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio (the “Water Assets”). Rice Energy has also granted us, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (defined below) and (ii) an option to purchase any water treatment facilities acquired by Rice Energy in such areas at Rice Energy’s acquisition cost (collectively, the “Option”).
In connection with the acquisition of the Water Assets, on November 4, 2015, we entered into Amended and Restated Water Services Agreements (the “Water Services Agreements”) with Rice Energy, whereby we have agreed to provide certain fluid handling services to Rice Energy, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water for Rice Energy within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the Water Services Agreements is until December 22, 2029 and from month to month thereafter. Under the agreements, Rice Energy will pay us (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by us, plus a 2% margin.

Our Predecessor
In January 2010, Rice Energy began constructing its natural gas gathering systems in southwestern Pennsylvania in conjunction with commencing horizontal development of its Marcellus Shale acreage. Rice Poseidon was formed in July 2013 to hold all of Rice Energy’s wholly-owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. At the time of Rice Poseidon’s formation, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania in which Rice Energy owned any interest that were not held directly by Rice Poseidon were the Alpha Assets, which are treated as having been acquired by our Predecessor upon Rice Energy’s acquisition of the remaining 50% interest in Alpha Shale Resources, LP (“Alpha Shale”) from a third party in January 2014. Prior to the formation of Rice Poseidon, the assets of Rice Poseidon were owned by various subsidiaries of Rice Energy.
Subsequent to January 29, 2014, our Predecessor includes the Alpha Assets, which consist of certain natural gas gathering and compression assets held in Alpha Shale, a wholly-owned subsidiary of Rice Energy. Prior to January 29, 2014, each of Rice Energy and a third party owned a 50% interest in Alpha Shale, a joint venture formed to develop natural gas acreage in the Marcellus Shale. On January 29, 2014, in connection with the completion of its initial public offering, Rice Energy acquired the remaining 50% interest in Alpha Shale.
In addition, on April 17, 2014, Rice Poseidon acquired, from M3 Appalachia Gathering LLC, the Momentum Assets, which consist of a 28-mile, 6- to 16-inch gathering system in eastern Washington County, Pennsylvania, and permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30-inch gathering system connecting the Washington County system to TETCO.
On November 4, 2015, we entered into the Purchase Agreement with Rice Energy, pursuant to which we acquired the Water Assets and the Option. The acquisition of the Water Assets is accounted for as a combination of entities under common control, and as such, our consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets.
Our Predecessor included certain fresh water distribution assets and operations in Pennsylvania that were distributed to Rice Midstream Holdings concurrently with the closing of our initial public offering. These fresh water distribution assets are part of the Water Assets that were acquired on November 4, 2015, and as such, the historical results related to those operations are included for all periods presented.
Factors That Significantly Affect Comparability of Our Financial Condition and Results of Operations
Our current and future results of operations may not be comparable to the historical results of operations of our Predecessor presented below for the following reasons:
Revenues. There are differences in the way our Predecessor recorded revenues and the way we record revenues. As our assets were a part of the integrated operations of Rice Energy prior to our initial public offering, our Predecessor generally recognized only the costs and did not record revenue associated with the gas gathering, compression and water services provided to Rice Energy on an intercompany basis. Accordingly, the revenues in our historical condensed combined financial statements for periods prior to December 22, 2014 relate generally only to amounts received from third parties for these services. Following our initial public offering, our revenues are generated by existing third-party gas gathering, compression and water services contracts, the gas gathering and compression agreement with Rice Energy and the water services agreements that we entered into with Rice Energy in connection with the closing of our initial public offering. In connection with the acquisition of the Water Assets, we amended and restated our Water Services Agreements, which altered the fee structure for the Water Assets. For additional information regarding our amended and restated Water Services Agreements, please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Operations.”
System Acquisition. As described under “—Our Predecessor,” our Predecessor is treated as having acquired two businesses in the first half of 2014. Collectively, the acquired businesses represent approximately 37% of the natural gas volumes on our natural gas gathering systems for the nine months ended September 30, 2015. Similar to the balance of our assets, the assets and operations acquired were early stage assets, in particular with respect to the Momentum Assets.
General and Administrative Expenses. Our Predecessor’s general and administrative expenses included direct and indirect charges for the management of our assets and certain expenses allocated by Rice Energy for general corporate services, such as treasury, accounting and legal services. These expenses were charged or allocated to our Predecessor based on the nature of the expenses and Rice Energy’s estimate of the expense attributable to our Predecessor’s operations. Under our omnibus agreement with Rice Energy (our “Omnibus Agreement”), Rice Energy charges us a combination of direct and allocated charges for general and administrative services.

Financing. There are differences in the way we finance our operations as compared to the way our Predecessor financed its operations. Prior to our initial public offering, our Predecessor’s operations were financed as part of Rice Energy’s integrated operations and our Predecessor did not record any separate costs associated with financing its operations. Additionally, our Predecessor largely relied on capital contributions from Rice Energy to satisfy its capital expenditure requirements. For purposes of our Predecessor’s historical financial statements, we have recorded our proportionate share of Rice Energy’s interest based upon Rice Energy’s estimate of the expense attributable to our operations. Based on the terms of our cash distribution policy, we expect that we will distribute most of the cash generated by our operations to our unitholders. As a result, we expect to fund future growth capital expenditures primarily from a combination of borrowings under our revolving credit facility and the issuance of additional equity or debt securities.
Operating expenses. For periods subsequent to our initial public offering, no incentive unit, stock compensation, interest or income tax expense has been allocated to us by Rice Energy. However, Rice Energy continues to allocate such expenses to its subsidiaries other than us, including PA Water and OH Water. As a result, the recast financial statements include such expenses allocated to the Water Assets by Rice Energy through November 1, 2015, the effective date of our acquisition of the Water Assets. For periods subsequent to the acquisition of the Water Assets, no such expenses will be allocated to the Water Assets.
Results of Operations
The following table sets forth selected combined operating data for the three and nine months ended September 30, 2015 compared to the three and nine months ended September 30, 2014:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2015	2014	Change	2015	2014	Change
Statement of operations data
Operating revenues:
Affiliate	$23,947	$68	$23,879	$72,289	$237	$72,052
Third-party	6,128	1,552	4,576	12,857	2,842	10,015
Total operating revenues	30,075	1,620	28,455	85,146	3,079	82,067

Operating expenses:
Operation and maintenance expense	4,421	1,605	2,816	10,028	3,420	6,608
General and administrative expense	4,137	1,501	2,636	10,322	8,732	1,590
Incentive unit (income) expense	(75)	5,987	(6,062)	1,048	11,791	(10,743)
Equity compensation expense	1,105	273	832	3,316	406	2,910
Depreciation expense	4,417	1,150	3,267	10,454	2,612	7,842
Amortization of intangible assets	407	408	(1)	1,223	748	475
Other (income) expense	(347)	—	(347)	492	—	492
Total operating expenses	14,065	10,924	3,141	36,883	27,709	9,174

Operating income (loss)	16,010	(9,304)	25,314	48,263	(24,630)	72,893
Other income	2	—	2	11	—	11
Interest expense	(814)	(3,146)	2,332	(2,070)	(11,748)	9,678
Amortization of deferred finance costs	(144)	—	(144)	(432)	—	(432)
Income (loss) before income taxes	15,054	(12,450)	27,504	45,772	(36,378)	82,150
Income tax benefit	(1,794)	2,567	(4,361)	(5,796)	9,985	(15,781)
Net income (loss)	$13,260	$(9,883)	$23,143	$39,976	$(26,393)	$66,369

Three Months Ended September 30, 2015 Compared to the Three Months Ended September 30, 2014
Total operating revenues. The $28.5 million increase period-over-period primarily relates to affiliate gathering revenues associated with our gathering agreement with Rice Energy and affiliate water service revenues associated with our water services agreements with Rice Energy, which were not in place prior to December 2014. Additionally, the increase relates to gathering revenues associated with our existing third-party contracts acquired as part of the April 2014 acquisition of certain gas gathering assets in Washington and Greene Counties, Pennsylvania (the “Momentum Acquisition”).
Operation and maintenance expense. The $2.8 million increase in operation and maintenance expense period-over-period was primarily due to an increase in contract labor expenses, additional leases on compression equipment and permitting expenses.
General and administrative expense. General and administrative expense for the three months ended September 30, 2014 were $1.5 million, which included $0.7 million of general and administrative expenses allocated to us by Rice Energy and $0.4 million of general and administrative expenses allocated by Rice Energy to the Water Assets. For the three months ended September 30, 2015, general and administrative expenses were $4.1 million, which included $2.3 million related to costs associated with Rice Energy personnel that provide us support pursuant to our Omnibus Agreement and $1.3 million of general and administrative expenses allocated by Rice Energy to the Water Assets.
Incentive unit (income) expense. Incentive unit (income) expense for the three months ended September 30, 2014 was $6.0 million. These costs were allocated to us and to the Water Assets based on our estimate of the expense attributable to our operations. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by us.
Equity compensation expense. Stock compensation expense for the three months ended September 30, 2014 was allocated to us and the Water Assets based on our estimate of the expense attributable to our operations. Equity compensation expense of $1.1 million for the three months ended September 30, 2015 included $1.0 million related to phantom unit awards granted in connection with our initial public offering and $0.1 million of stock compensation allocated to the Water Assets by Rice Energy.
Depreciation expense. Depreciation expense increased $3.3 million period-over-period due to additional assets placed into service in 2015.
Interest expense. Interest expense decreased $2.3 million period-over-period. Interest expense incurred in the three months ended September 30, 2014 was allocated by Rice Energy to us and to the Water Assets. For the three months ended September 30, 2015, we incurred interest expense in connection with our revolving credit facility and the Water Assets were allocated interest expense from Rice Energy.
Income tax benefit. The $2.6 million income tax benefit for the three months ended September 30, 2014 was a result of Rice Energy’s initial public offering and reorganization of Rice Energy as a corporation subject to U.S. federal income tax. Subsequent to our initial public offering, we are not subject to U.S. federal income tax and certain state income taxes due to our status as a partnership.
Nine Months Ended September 30, 2015 Compared to the Nine Months Ended September 30, 2014
Total operating revenues. The $82.1 million increase in operating revenues primarily relates to affiliate gathering revenues associated with our gathering agreement with Rice Energy and affiliate water service revenues associated with our water services agreements with Rice Energy, which were not in place prior to December 2014. Additionally, the increase relates to gathering revenues associated with our existing third-party contracts acquired in the Momentum Acquisition and an increase in water services revenues in relation to our acquisition of the Water Assets from Rice Energy.
Operation and maintenance expense. The $6.6 million increase in operation and maintenance expense period-over-period was primarily due to an increase in contract labor expenses, additional leases on compression equipment and permitting expenses.
General and administrative expense. General and administrative expense for the nine months ended September 30, 2014 were $8.7 million, which included $5.3 million of general and administrative expenses allocated to us by Rice Energy, approximately $1.5 million related to costs associated with the Momentum Acquisition and $0.9 million of general and administrative expenses allocated to the Water Assets by Rice Energy. For the nine months ended September 30, 2015, general and administrative expenses were $10.3 million, which primarily related to costs associated with Rice Energy personnel that provide us support pursuant to our Omnibus Agreement and general and administrative expenses allocated by Rice Energy to the Water Assets.

Incentive unit expense. Incentive unit expense for the nine months ended September 30, 2014 was $11.8 million. These costs were allocated to us and to the Water Assets based on our estimate of the expense attributable to our operations. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by us.
Equity compensation expense. Stock compensation expense for the nine months ended September 30, 2014 was allocated to us and to the Water Assets based on our estimate of the expense attributable to our operations. Equity compensation expense of $3.3 million for the nine months ended September 30, 2015 includes $3.0 million related to phantom unit awards granted in connection with our initial public offering and $0.3 million of stock compensation allocated to the Water Assets by Rice Energy.
Depreciation expense. Depreciation expense increased $7.8 million period-over-period due to additional assets placed into service in 2015.
Amortization of intangible assets. Amortization of intangible assets for the nine months ended September 30, 2014 was $0.7 million compared to $1.2 million for the nine months ended September 30, 2015. Intangible assets were acquired in connection with the Momentum Acquisition and are amortized over 30 years.
Interest expense. Interest expense decreased $9.7 million period-over-period. Interest expense incurred in the nine months ended September 30, 2014 was charged by Rice Energy to us. For the nine months ended September 30, 2015, we incurred interest expense in connection with our revolving credit facility and the Water Assets were allocated interest expense from Rice Energy.
Income tax benefit. The $10.0 million income tax benefit for the nine months ended September 30, 2014 was a result of Rice Energy’s initial public offering and reorganization of Rice Energy as a corporation subject to U.S. federal income tax. Subsequent to our initial public offering, we are not subject to U.S. federal income tax and certain state income taxes due to our status as a partnership.

Business Segment Results of Operations
We operate in two business segments: (i) gathering and compression and (ii) water services. The gathering and compression segment provides natural gas gathering and compression services for Rice Energy and third parties in the Appalachian Basin. The water services segment is engaged in the provision of water services to support well completion activities and to collect and recycle or dispose of flowback and produced water for Rice Energy and third parties in the Appalachian Basin.
We evaluate our business segments based on their contribution to our combined results based on operating income. Please see “Item 1. Financial Statements—Notes to Condensed Combined Financial Statements—8. Financial Information by Business Segment” for a reconciliation of each segment’s operating income to our combined operating income.
The following table sets forth selected operating data for the three and nine months ended September 30, 2015 compared to the three and nine months ended September 30, 2014:
Gathering and Compression Segment

	Three Months Ended September 30,			Nine Months Ended September 30,		Change
	2015	2014	Change	2014	2014
Operating data:
Gathering volumes: (in MDth/d)
Affiliate	559	327	232	537	302	235
Third-party	112	47	65	92	29	63
Total gathering volumes	671	374	297	629	331	298

Compression volumes: (in MDth/d)
Affiliate	34	—	34	41	—	41
Third-party	5	32	(27)	12	19	(7)
Total compression volumes	39	32	7	53	19	34

Statement of income data: (in thousands)
Gathering revenues:
Affiliate	$15,203	$68	$15,135	$43,358	$237	$43,121
Third-party	4,519	1,341	3,178	11,087	2,474	8,613
Total gathering revenues	19,722	1,409	18,313	54,445	2,711	51,734

Compression revenues:
Affiliate	375	—	375	1,387	—	1,387
Third-party	45	211	(166)	207	368	(161)
Total compression revenues	420	211	209	1,594	368	1,226
Total operating revenues	20,142	1,620	18,522	56,039	3,079	52,960

Operating expenses:
Operation and maintenance expense	1,727	1,495	232	3,985	2,863	1,122
General and administrative expense	2,828	1,115	1,713	7,344	7,791	(447)
Incentive unit expense	—	5,878	(5,878)	—	10,526	(10,526)
Equity compensation expense	961	260	701	2,960	378	2,582
Depreciation expense	1,597	955	642	4,531	1,851	2,680
Amortization of intangible assets	407	408	(1)	1,223	748	475
Other (income) expense	(347)	—	(347)	492	—	492
Total operating expenses	7,173	10,111	(2,938)	20,535	24,157	(3,622)

Operating income (loss)	12,969	(8,491)	21,460	35,504	(21,078)	56,582
Three Months Ended September 30, 2015 Compared to the Three Months Ended September 30, 2014
Total operating revenues. The $18.5 million increase period-over-period primarily relates to affiliate gathering revenues associated with our gathering agreement with Rice Energy, which was not in place prior to December 2014, and an increase in gathering revenues associated with our existing third-party contracts acquired in the Momentum Acquisition.

Operation and maintenance expense. The $0.2 million increase in operation and maintenance expense period-over-period was primarily due to an increase in contract labor expenses and additional leases on compression equipment.
General and administrative expense. General and administrative expense for the three months ended September 30, 2014 was $1.1 million, which included $0.7 million of general and administrative expenses allocated to the gathering and compression segment by Rice Energy. For the three months ended September 30, 2015, general and administrative expenses were $2.8 million, which primarily related to costs associated with Rice Energy personnel that provide the gathering and compression segment with support pursuant to our Omnibus Agreement.
Incentive unit expense. Incentive unit expense for the three months ended September 30, 2014 was allocated to the gathering and compression segment based on our estimate of the expense attributable to our operations. The decrease in expense in the previous quarter was attributable to the change in market value of the allocated incentive units. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by us.
Equity compensation expense. Stock compensation for the three months ended September 30, 2014 was allocated to the gathering and compression segment based on our estimate of the expense attributable to our operations. Equity compensation expense of $1.0 million for the three months ended September 30, 2015 related to phantom unit awards granted in connection with our initial public offering.
Depreciation expense. Depreciation expense increased $0.6 million period-over-period due to additional assets placed into service in 2015.
Nine Months Ended September 30, 2015 Compared to the Nine Months Ended September 30, 2014
Total operating revenues. The $53.0 million increase in operating revenues primarily relate to affiliate gathering revenues associated with our gathering agreement with Rice Energy, which was not in place prior to December 2014 and an increase in gathering revenues associated with our existing third-party contracts acquired in the Momentum Acquisition.
Operation and maintenance expense. The $1.1 million increase in operation and maintenance expense period-over-period was primarily due to an increase in contract labor expenses and additional leases on compression equipment.
General and administrative expense. General and administrative expense for the nine months ended September 30, 2014 were $7.8 million, which included $5.5 million of general and administrative expenses allocated to the gathering and compression segment by Rice Energy and approximately $1.5 million related to costs associated with the Momentum Acquisition. For the nine months ended September 30, 2015, general and administrative expenses were $7.3 million, which primarily relate to costs associated with Rice Energy personnel that provide the gathering and compression segment support pursuant to our Omnibus Agreement.
Incentive unit expense. Incentive unit expense for the nine months ended September 30, 2014 was $10.5 million. These costs were allocated to the gathering and compression segment based on our estimate of the expense attributable to our operations. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by us.
Equity compensation expense. Stock compensation for the nine months ended September 30, 2014 was allocated to the gathering and compression segment based on our estimate of the expense attributable to our operations. Equity compensation expense of $3.0 million for the nine months ended September 30, 2015 related to phantom unit awards granted in connection with our initial public offering.
Depreciation expense. Depreciation expense increased $2.7 million period-over-period due to additional assets placed into service in 2015.
Amortization of intangible assets. Amortization of intangible assets for the nine months ended September 30, 2014 was $0.7 million compared to $1.2 million for the nine months ended September 30, 2015. Intangible assets were acquired in connection with the Momentum Acquisition and are amortized over 30 years.

Water Services Segment

	Three Months Ended September 30,			Nine Months Ended September 30,		Change
	2015	2014	Change	2015	2014

Operating revenues:
Affiliate	$8,369	$—	$8,369	$27,544	$—	$27,544
Third-party	1,564	—	1,564	1,563	—	1,563
Total operating revenues	9,933	—	9,933	29,107	—	29,107

Operating expenses:
Operation and maintenance expense	2,694	110	2,584	6,043	557	5,486
General and administrative expense	1,309	386	923	2,978	941	2,037
Incentive unit (income) expense	(75)	109	(184)	1,048	1,265	(217)
Equity compensation expense	144	13	131	356	28	328
Depreciation expense	2,820	195	2,625	5,923	761	5,162
Total operating expenses	6,892	813	6,079	16,348	3,552	12,796

Operating income (loss)	3,041	(813)	3,854	12,759	(3,552)	16,311
Three Months Ended September 30, 2015 Compared to the Three Months Ended September 30, 2014
Operating revenues. The $9.9 million increase period-over-period primarily relates to affiliate water service revenues associated with our water services agreements with Rice Energy, which were not in place prior to December 2014.
Operation and maintenance expense. The $2.6 million increase period-over-period in operation and maintenance expense was primarily due to increased expenses associated with contract labor and permitting expenses.
General and administrative expenses. The $0.9 million increase in general and administrative expenses period-over-period was primarily the result of increases in the allocation of costs from Rice Energy to the water services segment associated with additional employees and associated indirect costs incurred to operate the Water Assets.
Incentive unit (income) expense. Incentive unit expense decreased $0.2 million period-over-period. This expense was triggered by Rice Energy’s initial public offering in January 2014 and, as such, was not applicable for years prior thereto. These costs have been allocated to the water services segment based on Rice Energy’s estimate of the expense attributable to their operations. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by the water services segment.
Equity compensation expense. The $0.1 million increase in equity compensation expense period-over-period is the result of an increase in stock compensation allocated to the water services segment by Rice Energy based on Rice Energy’s estimate of expense attributable to their operations.
Depreciation expense. The $2.6 million increase in depreciation expense period-over-period was primarily due to additional assets placed into service in 2015.
Nine Months Ended September 30, 2015 Compared to the Nine Months Ended September 30, 2014
Operating revenues. The $29.1 million increase period-over-period primarily relates to affiliate water service revenues associated with our Water Services Agreements with Rice Energy, which were not in place prior to December 2014.
Operation and maintenance expense. The $5.5 million increase period-over-period in operation and maintenance expense was primarily due to increased expenses associated with contract labor and permitting expenses.
General and administrative expenses. The $2.0 million increase in general and administrative expenses period-over-period was primarily the result of increases in the allocation of costs from Rice Energy to the water services segment associated with additional employees and associated indirect costs incurred to operate the Water Assets.
Incentive unit (income) expense. Incentive unit expense decreased $0.2 million period-over-period. This expense was triggered by Rice Energy’s initial public offering in January 2014 and, as such, was not applicable for years prior thereto. These costs have been allocated to the water services segment based on Rice Energy’s estimate of the expense attributable to their operations. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by the water services segment.
Equity compensation expense. The $0.3 million increase in equity compensation expense period-over-period is the result of an increase in stock compensation allocated to the water services segment by Rice Energy based on Rice Energy’s estimate of expense attributable to their operations.
Depreciation expense. The $5.2 million increase in depreciation expense period-over-period was primarily due to additional assets placed into service in 2015.
Capital Resources and Liquidity
Sources and Uses of Cash
Prior to our initial public offering, our sources of liquidity included funding from Rice Energy and cash generated from operations. We historically participated in Rice Energy’s centralized cash management program, whereby excess cash from most of its subsidiaries was maintained in a centralized account. We now maintain our own bank accounts and sources of liquidity; however, we will continue to utilize Rice Energy’s cash management system and expertise. The Water Assets have also historically participated in Rice Energy’s centralized cash management program prior to their acquisition.
On November 4, 2015, we entered into the Purchase Agreement by and between us and Rice Energy, pursuant to which the we acquired the Water Assets and the Option. In consideration for the acquisition of the Water Assets and the Option, we paid Rice Energy $200.0 million in cash plus an additional amount, if certain of the conveyed systems’ capacities increase by 5.0 MMgal/d on or prior to December 31, 2017, equal to $25.0 million less the capital expenditures expended by the Partnership to achieve such increase, in accordance with the terms of the Purchase Agreement. On November 10, 2015, we completed the private placement of 13,409,961 common units for gross proceeds of approximately $175.0 million (the “Private Placement”). The Private Placement closed on November 10, 2015. We used the proceeds of the Private Placement to repay a portion of the borrowings under our revolving credit facility. As of November 13, 2015, after giving effect to the acquisition of the Water Assets, expansion capital expenditures and the Private Placement proceeds, we had $122.0 million of borrowing outstanding under our revolving credit facility.
In addition to the retention of a portion of the net proceeds from our initial public offering and proceeds from the private placement of our common units to fund expansion capital expenditures, we expect that capital and liquidity will be provided by operating cash flow, borrowings under our revolving credit facility and, if necessary, proceeds from the issuance of additional equity or debt securities. We expect the combination of these capital resources will be adequate to meet our short-term working capital requirements, long-term capital expenditures program and expected quarterly cash distributions.
The board of directors of our general partner adopted a cash distribution policy pursuant to which we intend to distribute at least the quarterly distribution of $0.1875 per unit ($0.75 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our expansion capital expenditures will be funded by borrowings under our revolving credit facility or from potential capital market transactions.
Cash Flow Provided by Operating Activities
Net cash used in operating activities was $20.4 million for the nine months ended September 30, 2014 compared to net cash provided by operating activities of $57.0 million for the nine months ended September 30, 2015. The increase in cash flow from operations period-over-period was primarily the result of cash flow generated from our gathering, compression and water services contracts with Rice Energy and third parties during the nine months ended September 30, 2015 with no comparable cash flow during the nine months ended September 30, 2014.
Cash Flow Used in Investing Activities
Prior to our initial public offering, our gathering and compression capital expenditures were funded by Rice Energy, and prior to the acquisition of the Water Assets, capital expenditures associated with the Water Assets were funded by Rice Energy.
During the nine months ended September 30, 2014, we used cash flows in investing activities totaling $236.0 million to fund the Momentum Acquisition, the acquisition of the remaining 50% interest in the Alpha Assets and capital expenditures for gathering systems. During the nine months ended September 30, 2015, we used cash flows in investing activities totaling $178.1 million to fund capital expenditures for the development of our gathering systems.

Cash Flow Provided by Financing Activities
Net cash provided by financing activities for the nine months ended September 30, 2014 of $257.5 million was primarily the result of contributions from Rice Energy. Prior to our initial public offering and our acquisition of the Water Assets, certain advances from affiliates were viewed as financing transactions as we would have otherwise obtained alternative financing to fund these transactions. Net cash provided by financing activities for the nine months ended September 30, 2015 of $118.1 million was primarily the result of proceeds from borrowings under our revolving credit facility and contributions from Rice Energy, offset by distributions made to our unitholders related to the first and second quarters of 2015.
Capital Requirements
The midstream business is capital intensive, requiring significant investment for the maintenance of existing assets and the development of new systems and facilities. We categorize our capital expenditures as either:

•
Expansion capital expenditures: Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gas gathering and water pipelines, compressor stations, pumping stations and impoundment facilities, in each case to the extent such capital expenditures are expected to expand our capacity or our operating income. In the future, if we make acquisitions that increase system throughput or capacity or our operating income, the associated capital expenditures may also be considered expansion capital expenditures.

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Maintenance capital expenditures: Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our capacity or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells and water sources, to maintain gathering, compression and impoundment facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Our future expansion capital expenditures may vary significantly from period to period based on the investment opportunities available to us. We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our growth or expansion capital expenditures will be funded by borrowings under our revolving credit facility or from potential capital market transactions.
Debt Agreements and Contractual Obligations
Revolving Credit Facility
We, as guarantor, and Rice Midstream OpCo LLC, as borrower, entered into a revolving credit facility in connection with the closing of our initial public offering. Our revolving credit facility provides for lender commitments of $450.0 million, with an additional $200.0 million of commitments available under an accordion feature subject to lender approval. The credit facility provides for a letter of credit sublimit of $50.0 million. The credit facility matures on December 22, 2019. As of September 30, 2015, Rice Midstream OpCo had $72.0 million of borrowings and no letters of credit outstanding under the revolving credit facility.
Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Under the revolving credit facility, Rice Midstream OpCo may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 175 to 275 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the leverage ratio then in effect. We also pay a commitment fee based on the undrawn commitment amount ranging from 35 to 50 basis points.
The revolving credit facility is secured by mortgages and other security interests on substantially all of our properties and guarantees from us and our restricted subsidiaries.

The revolving credit facility may limit our ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.
The revolving credit facility also requires us to maintain the following financial ratios:

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an interest coverage ratio, which is the ratio of our consolidated EBITDA (as defined within the revolving credit facility) to our consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

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a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•	if we elect to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.
We were in compliance with such covenants and ratios effective as of September 30, 2015.
Distributions
On August 13, 2015, a cash distribution of $0.1905 per common and subordinated unit was paid to the our unitholders related to the second quarter of 2015. On October 23, 2015, the Board of Directors of our general partner declared a cash distribution to the our unitholders for the third quarter of 2015 of $0.1935 per common and subordinated unit. The cash distribution was paid on November 12, 2015 to unitholders of record at the close of business on November 3, 2015.
Critical Accounting Policies and Estimates
Our critical accounting policies are described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our 2014 Annual Report. Any new accounting policies or updates to existing accounting policies as a result of new accounting pronouncements have been included in the notes to our unaudited condensed combined financial statements contained in this Quarterly Report. The application of our critical accounting policies may require management to make judgments and estimates about the amounts reflected in the Condensed Combined Financial Statements. Management uses historical experience and all available information to make these estimates and judgments. Different amounts could be reported using different assumptions and estimates.
Off-Balance Sheet Arrangements
Currently, we do not have any off-balance sheet arrangements as defined by the SEC. In the ordinary course of business, we enter into various commitment agreements and other contractual obligations, some of which are not recognized in our unaudited condensed combined financial statements in accordance with GAAP. See Note 4 to our unaudited condensed combined financial statements for a description of our commitments and contingencies.